CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 21, 2006, relating to the financial statements and financial highlights which appear in the July 31, 2006 Annual Report to Shareholders of Nuveen Symphony Large-Cap Value Fund, Nuveen Symphony All-Cap Core Fund, Nuveen Symphony Mid-Cap Core Fund and Nuveen Symphony Small-Mid Cap Core Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such registration statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

November 27, 2006